UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2016

DIGITAL REALTY TRUST, INC.

DIGITAL REALTY TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
Maryland	000-54023	20-2402955
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 13, 2016, the Board of Directors of Digital Realty Trust, Inc. (the “Company”, “we” or “us”) approved an amendment to our Articles of Amendment and Restatement increasing (i) the number of authorized shares of our common stock, par value $.01 per share, available for issuance from 215,000,000 shares to 265,000,000 shares and (ii) the number of authorized shares of our preferred stock, par value $.01 per share, available for issuance from 70,000,000 shares to 110,000,000 shares. We filed the Articles of Amendment with the State Department of Assessments and Taxation of Maryland on May 13, 2016, and they became effective as of that date.

The foregoing summary is qualified in its entirety by reference to the full text of the Articles of Amendment, a copy of which is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On May 16, 2016, the Company issued a press release announcing that we have entered into a definitive agreement with Equinix, Inc. to acquire a portfolio of properties, which we refer to as the European portfolio, for approximately $874 million (before fees, closing costs and prorations). A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On May 16, 2016, the Company issued a press release announcing that it has commenced an underwritten public offering of 11,500,000 shares of its common stock in connection with certain forward sales agreements. A copy of such press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 and Exhibit 99.2 hereto) is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any securities.

Item 8.01.	Other Events.

European Portfolio Acquisition

On May 14, 2016, we entered into a definitive agreement with Equinix, Inc., or Equinix, to acquire a portfolio of properties, or the European portfolio, for approximately $874 million (before fees, closing costs and prorations and based on exchange rates as of May 13, 2016), which we refer to as the European portfolio acquisition. The European portfolio is comprised of eight data center and interconnection facilities located in strategically important cities across Europe, including five facilities in London (all leasehold interests), two in Amsterdam (one leasehold and one fee interest) and one in Frankfurt (a leasehold interest). These facilities are being divested by the newly combined Equinix/Telecity Group plc, or Telecity, as a condition of the European Commission’s approval of Equinix’s acquisition of Telecity, which closed in January 2016. As of March 31, 2016, the European portfolio contained approximately 454,000 gross square feet and 213,000 net sellable square feet (which accounts for power and cooling capacity limitations and excludes space occupied by infrastructure and equipment), and 24.4 megawatts of IT load serving a large base of over 650 clients. These clients are predominantly concentrated in the network, cloud and IT services, content and digital media, and financial services industries, and are expected to be complementary to our target customers.

We believe the European portfolio will provide substantial available capacity with approximately 6.9 megawatts of fully-installed power and 62,700 net sellable square feet available for lease as of March 31, 2016. We believe expansions in the London and Amsterdam facilities could support up to approximately 14.9 megawatts of additional power capacity and 88,900 net sellable square feet. These expansions include two construction projects to add approximately 4.5 megawatts of power capacity and 33,500 net sellable square feet at a facility adjacent to Bonnington House in the Docklands (London) and to add up to approximately 7.7 megawatts of power capacity and 38,700 net sellable square feet, on a phased basis, at Science Park in the Amsterdam Science Park. If completed, these projects are expected to bring on line attractive available space in high-connectivity hubs within their respective major metropolitan areas.

The European acquisition represents a continuation of our strategy to provide foundational data center real estate solutions on a global basis with a diversified product offering of both small and large footprint deployments as well as interconnection services. As of March 31, 2016, our portfolio consisted of approximately 25.8 million rentable square feet (including approximately 1.8 million square feet of space under active development and approximately 1.2 million square feet of space held for future development), 2.7 million square feet of which were in Europe. We have owned and operated data centers in Europe since our initial public offering in 2004. Europe is our second largest geographic concentration and, upon completion of the European portfolio acquisition, we expect Europe to represent approximately 21% of our annualized base rent. Most recently, we have made several strategic investments in Europe, including the purchase of land for development in the Frankfurt metropolitan area. The European portfolio consists of highly interconnected data center facilities located in urban in-fill locations that are expected to be complementary to our existing campuses in London and Amsterdam. In addition, the Lyonerstrasse facility and related personnel that we are purchasing as part of the European portfolio are expected to provide additional resources to pursue the development of a data center on a parcel of land we recently acquired in Frankfurt, which we believe will support up to 27-megawatts of power at a data center campus.

Through the European portfolio acquisition, we will acquire a fee interest in one data center in Amsterdam, and will acquire leasehold interests in the other seven data centers, with a weighted-average remaining lease term (based on square feet) of approximately 23 years, including the exercise of contractual lease extension options. In addition, certain of the leased facilities in London are entitled to statutory rights that provide the tenant the ability to renew upon lease expiration, subject to certain exceptions.

In connection with the European portfolio acquisition, we will also acquire Equinix’s customer contracts, data center infrastructure, employees directly associated with the portfolio properties, and associated lease, utility and other third-party assets. In connection with the transaction, we have granted an option to Equinix to acquire our facility at 114 rue Ambroise Croizat, St. Denis in Paris and its associated business for a purchase price of approximately $215 million, before closing costs and prorations. The option will terminate in the event that the definitive agreement to acquire the European portfolio is terminated. The option remains subject to due diligence and no assurance can be made that the option will be exercised. If the option is exercised, the sale of 114 rue Ambroise Croizat is expected to be completed in the second half of 2016.

As a part of our standard due diligence process in connection with the European portfolio acquisition, we estimated the anticipated 2016 full-year earnings before interest, income taxes and depreciation and amortization, or EBITDA, for the European portfolio, including our estimate of incremental corporate-level general and administrative expenses. We estimate that the purchase price of the European portfolio represents a multiple of approximately 13 times the anticipated 2016 full-year EBITDA for the European portfolio. We caution you not to place undue reliance on our estimate of the approximate 2016 full-year EBITDA multiple because it is based solely on data made available to us in the diligence process in connection with the European portfolio acquisition and is not calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and includes adjustments to operating expenses based on our expectations for the European portfolio going forward. Our experience operating the European portfolio may change our expectations with respect to the anticipated 2016 full-year EBITDA. In addition, the actual 2016 full-year EBITDA for the European portfolio may differ from our expectations based on numerous other factors, including potential difficulties encountered in the integration process, fewer synergies than anticipated or delays in achieving such synergies, unanticipated incremental general and administrative expenses, the results of our final purchase price allocation, difficulties collecting anticipated revenue, tenant bankruptcies, property tax reassessments and unanticipated expenses at the properties that we cannot pass on to tenants, as well as the risk factors set forth in this Current Report and the other documents we file with the SEC. See “Risk Factors—Risks Related to the Proposed European Portfolio—The actual 2016 full year EBITDA for the European portfolio may not be consistent with the anticipated 2016 full-year EBITDA used to estimate the purchase price multiple set forth in this Current Report.”

We expect to complete the European portfolio acquisition in the second half of 2016. We cannot assure you that the European portfolio acquisition will be consummated on the anticipated schedule, pursuant to the foregoing terms or at all. The closing of the European portfolio acquisition is conditioned upon receipt of European Commission approval, as well as completion of the works council consultation process in the Netherlands. See “Risk Factors—Risks Related to the Proposed European Portfolio—We cannot assure you that the proposed European portfolio acquisition will be completed on a timely basis or at all.” The closing of this offering is not conditioned upon the closing of the European portfolio acquisition. All of the information in this Current Report regarding the European portfolio acquisition is based on information provided by the sellers in connection with our due diligence related to the pending acquisition. We cannot guarantee the accuracy of such information.

Overview of European Portfolio

London

London’s central role in the global economy, large business sector and infrastructure has made it a thriving international digital and connectivity hub. LINX, the largest Internet exchange in the United Kingdom, has 11 points-of-presence, which act as the starting point for the telecom providers’ optical fiber path, located in or around London, including in two of the European portfolio facilities, Sovereign House and Bonnington House. London and, in particular, the Docklands area where three of the five London properties described below are located, is one of the most highly interconnected metropolitan areas in the world, partly due to the strong presence of the financial services industry and its proximity to continental Europe. Below is a brief description of the five European portfolio properties located in London.

•	Sovereign House: Strategically located in the Docklands area, Sovereign House is one of the most developed points-of-presence on the LINX network. The facility is connected internally to an estimated 56 networks and 107 peering opportunities, which are arrangements whereby Internet service providers reciprocally provide connectivity to each other’s transit customers. Additionally, Sovereign House is tethered (i.e., directly connected by fiber optics), to three other European portfolio properties, Bonnington House, Meridian Gate and Oliver’s Yard, as well as three other data center properties that will be retained by Equinix. Through tethering, the facility is connected to an estimated 190 networks and 280 peering opportunities in other facilities. Sovereign House serves many significant public cloud providers. In addition, the facility’s largest customer recently signed a renewal for five years with an option to extend to ten years.

•	Bonnington House: This is a high-quality data center campus located in the center of the Docklands area. A redevelopment and expansion project is planned to build a new data center that connects to the current site. We believe that the data center will be one of only two purpose-built data centers in the Docklands area and we expect the data center to be attractive to both new customers and existing Bonnington House customers seeking expansion space. The facility is connected to an estimated 26 networks and 18 peering opportunities in the data center itself. Additionally, Bonnington House is tethered to two other data centers that will be retained by Equinix. Through tethering, the facility is connected to an estimated 80 networks and 145 peering opportunities in other facilities.

•	Meridian Gate: This facility is located in the center of the Docklands area and is connected to an estimated 30 networks and an estimated 55 peering opportunities in the data center itself. Additionally, Meridian Gate is tethered to two other European portfolio properties, Sovereign House and Bonnington House, as well as one other data center facility that will be retained by Equinix. Through tethering, the facility is connected to an estimated 240 peering opportunities in other sites as well as the LINX Extreme, LINX Juniper, and LONAP exchanges.

•	Oliver’s Yard: This facility is one of the largest data centers in the City of London and we believe that its location is attractive to metropolitan-based organizations that prefer to be close to London’s financial district. Oliver’s Yard is in close proximity to the highly-connected Docklands facilities and we believe that the data center presents attractive growth opportunities through available space capacity and expansion potential, including approximately 5,900 net sellable square feet and 1,200 kW of power that we believe could be brought online through the conversion of office space to data center space, subject to obtaining any necessary landlord or governmental approvals. The facility is connected to an estimated 10 networks in the data center itself. Additionally, Oliver’s Yard is tethered to Sovereign House, as well as two other data centers that will be retained by Equinix. Through tethering, the facility is connected to an estimated 140 networks and 197 peering opportunities in other sites as well as the LINX Extreme, LINX Juniper, and LONAP exchanges.

•	West Drayton: A high-quality data center located in West London that offers a full range of premium colocation, interconnection and ancillary services to a diverse customer base, West Drayton is focused on providing international customers with the connectivity and extensive ecosystems required to meet network exchange needs. We believe West Drayton is complementary to the City of London and Docklands facilities and has the scale necessary to reach a broad range of customers. The facility is connected to an estimated 19 networks and nine peering opportunities in the data center itself. Through tethering, the facility is connected to an estimated 70 networks and 40 peering opportunities in a nearby facility that will be retained by Equinix as well as the LINX Extreme and LINX Juniper exchanges. We believe that the West Drayton facility is well positioned to serve additional customers in the West London data center hub with approximately 21,800 net sellable square feet of available space as of March 31, 2016.

Amsterdam

We believe that Amsterdam is an attractive, fast-growing metropolitan area for data centers that benefits from relatively inexpensive power, high fiber density, and a favorable business environment. Amsterdam is a hub of European connectivity and is home to the Amsterdam Internet Exchange, or AMS-IX. AMS-IX has 11 points-of-presence in the Netherlands, all of which are in Amsterdam. We believe that Amsterdam, along with London and Frankfurt, represents a key European metropolitan area for data centers, especially for businesses outside of Europe. Below is a brief description of the two European portfolio properties located in Amsterdam.

•	Science Park: The Science Park facility is a highly connected data center located in the original location where AMS-IX was developed. A redevelopment and expansion project is underway that is expected to add approximately 38,700 net sellable square feet and 7,700 kW of power, which we believe will make the Science Park facility one of the most modern data centers in the Science Park area. We currently estimate that the additional capacity will be made available on a phased basis beginning in the second half of 2016. Science Park is connected to an estimated 59 networks, 71 peering opportunities and a NL-IX point-of-presence in the data center itself. The facility is tethered to another data center that will be retained by Equinix, connecting the facility to an estimated 17 networks and 26 peering opportunities. Additionally, Science Park is tethered to two other highly connected adjacent facilities in the Amsterdam metropolitan area.

•	Amstel Business Park: Amstel Business Park is a state-of-the-art facility located between Amsterdam’s Science Park and Southeast data center hubs. The facility provides direct access to Tier I and Tier II global network providers, Internet service providers and Internet points-of-presence, including AMS-IX. Redevelopment plans have been approved for the addition of approximately 10,800 net sellable square feet and nearly 1,500 kW of power, subject to application for formal construction permission. The facility features “meet me” rooms adjacent to the data halls on each floor that offer network connectivity through cross connects. Amstel Business Park is connected to an estimated 29 networks and 25 peering opportunities in the data center itself. The facility is tethered to two other data center properties that will be retained by Equinix. Through tethering, the facility is connected to an estimated 65 networks and 181 peering opportunities in other sites.

Frankfurt

Frankfurt is among the leading metropolitan areas for data centers in Europe and has the highest concentration of facilities in Germany. We believe Frankfurt is an attractive data center location due to its role as home of the European Central Bank and the financial center of Germany, its geographic location linking Western and Eastern Europe, its connectivity options and its application of the EU Data Privacy Directive, which results in demand for local data storage. The DE-CIX, the third largest public Internet exchange in the European Union and the largest in Germany, has points-of-presence in 20 data centers across Frankfurt. Below is a brief description of the European portfolio property located in Frankfurt.

•	Lyonerstrasse: Lyonerstrasse is approximately two kilometers from Kleyerstrasse, a carrier-dense connectivity hub. The facility is situated in the Niederrad business park area in close proximity to the Frankfurt airport, making it an attractive location for customers not based in Frankfurt. Lyonerstrasse is connected to an estimated 27 networks and 13 peering opportunities in the data center itself. The facility is tethered to the Gutleutstrasse data center, which will be retained by Equinix, which connects the facility to another estimated 52 networks and 43 peering opportunities.

European Portfolio Summary

(As of March 31, 2016)		Net Sellable Square Feet				Power (kW)				# of Peering Opportunities(4)	# of Networks
Facility	Submarket	Total	Utilized	Utilization(1)	Expansion(2)	Total	Utilized	Utilization(3)	Expansion(2)
London
Sovereign House	Docklands	53,141	45,211	85%	—	4,800	4,801	100%	—	107	56
Bonnington House	Docklands	10,667	9,789	92%	33,486	720	523	73%	4,500	18	26
Meridian Gate	Docklands	10,258	7,961	78%	—	1,440	676	47%	—	55	30
Oliver’s Yard	City of London	20,129	7,886	39%	5,920	2,358	1,265	54%	1,200	—	10
West Drayton	West London	40,784	18,938	46%	—	2,926	1,608	55%	—	9	19
London Total		134,979	89,785	67%	39,406	12,244	8,872	72%	5,700	189	141
Amsterdam
Science Park	N/A	18,202	15,844	87%	38,718	1,284	1,234	96%	7,663	71	59
Amstel Business Park	N/A	28,707	28,217	98%	10,764	6,900	5,383	78%	1,500	25	29
Amsterdam Total		46,909	44,060	94%	49,482	8,184	6,616	81%	9,163	96	88
Frankfurt
Lyonerstrasse	N/A	30,828	16,205	53%	—	3,936	1,981	50%	—	13	27
Portfolio Total		212,716	150,050	71%	88,888	24,364	17,469	72%	14,863	298	256

(1)	Utilization is calculated as total square footage occupied by customers divided by total sellable square footage of the applicable facility, which takes into account power and cooling capacity limitations and excludes space occupied by infrastructure and equipment.
(2)	Estimated based on current plans and approvals. There can be no assurance that the anticipated amount of additional space will be developed.
(3)	Utilization is calculated as total kW under customer leases divided by total available kW of the applicable facility.
(4)	Peering opportunities are arrangements whereby Internet service providers reciprocally provide connectivity to each other’s transit customers.

Risks Related to the Proposed European Portfolio Acquisition

There are a number of significant risks related to the European Portfolio Acquisition, including the risk factors enumerated below.

We cannot assure you that the proposed European portfolio acquisition will be completed on a timely basis or at all.

There are a number of risks and uncertainties relating to the European portfolio acquisition. For example, the European portfolio acquisition may not be completed, or may not be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including the failure of the parties to satisfy one or more of the conditions to closing, including approval by the European Commission, as well as completion of the works council consultation process in the Netherlands. There can be no assurance that the conditions to closing of the European portfolio acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the European portfolio acquisition. The definitive agreement related to the European portfolio acquisition may be terminated by the parties thereto under certain circumstances. In addition, certain properties may not be acquired, or may be acquired on different terms, if certain conditions are not satisfied or if certain regulatory approvals are not obtained. For example, if regulatory approvals with respect to the Lyonerstrasse facility in Frankfurt are not obtained, we may not acquire such property. In addition, the purchase price is subject to a £30M reduction if a new lease for the Bonnington House facility in London, including certain related documents, have not been delivered on or before December 31, 2016. Delays in closing the European portfolio acquisition or the failure to close the European portfolio acquisition in its entirety or at all may result in our incurring significant additional costs in connection with such delay or failure and/or failing to achieve the anticipated benefits of the European portfolio acquisition. Any delay in closing or a failure to close the European portfolio acquisition could have a negative impact on our business and the trading price of our common stock.

In the event the European portfolio acquisition is not consummated and we elect to physically settle the forward sale agreements, we may use the proceeds from such settlement(s) for general corporate purposes, including the repayment of outstanding indebtedness, the repurchase, redemption or retirement of outstanding debt or preferred equity securities and the funding of development and acquisition opportunities. However, we would have broad authority to use such net proceeds for other purposes that may not be accretive to our earnings per share and funds from operations per share. Affiliates of certain of the underwriters are lenders under our global revolving credit facility and would receive a pro rata portion of the net proceeds from the physical settlement of the forward sale agreements to the extent that we use any such proceeds to reduce the outstanding balance under such facility.

If completed, the European portfolio acquisition may not achieve its intended benefits or may disrupt our plans and operations.

There can be no assurance that we will be able to successfully integrate the European portfolio properties with our business or otherwise realize the expected benefits of the European portfolio acquisition. Our ability to realize the anticipated benefits of the European portfolio acquisition will depend, to a large extent, on our ability to integrate the acquired properties with our business. The integration process will require significant time and focus from our management team following the acquisition and may divert attention from the day-to-day operations of the combined business, which could delay the achievement of our strategic objectives. In addition, acquisition may result in material unanticipated problems, including:

•	we may have underestimated the costs to make any necessary improvements to the European portfolio;

•	the European portfolio may be subject to unknown or contingent liabilities for which we may have no or limited recourse against the sellers, including for liabilities for clean-up or remediation of environmental conditions, claims of customers, vendors or other persons dealing with the acquired entities, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise;

•	the European portfolio properties may be subject to reassessment, which may result in higher than expected tax payments;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates;

•	we may face difficulties in integrating Equinix’s employees and in attracting and retaining personnel;

•	we may face challenges in keeping existing customers, including key magnet customers, which could adversely impact interconnection revenue;

•	our plans to develop or redevelop certain of the European portfolio properties may not be realized, may be delayed or may be less extensive or successful or more costly than we currently anticipated; and

•	tenants, landlords or other contractual counterparties with change of control consent, termination or other rights may choose to exercise such rights, which could reduce the revenue we expect to receive from the European portfolio properties or otherwise adversely affect our ability to operate such properties as expected.

Many of these risks will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenue, disruptions in our current plans and operations and diversion of our management’s time and energy, which could have a material adverse effect on our business, financial condition, results of operations and/or cash flows. In addition, even if the European portfolio is integrated successfully with our operations, we may not realize the full benefits of the European portfolio acquisition within the anticipated time frame or at all. All of these factors could cause dilution to our earnings per share, decrease or delay the expected accretive effect of the European portfolio acquisition, and/or negatively impact the price of our common stock.

The actual 2016 full year EBITDA for the European portfolio may not be consistent with the anticipated 2016 full-year EBITDA used to estimate the purchase price multiple set forth in this Current Report.

As a part of our standard due diligence process in connection with the European portfolio acquisition, we estimated the anticipated 2016 full-year EBITDA for the European portfolio, including our estimate of incremental corporate-level general and administrative expenses. We caution you not to place undue reliance on our estimate of the approximate 2016 full-year EBITDA or the resulting estimated purchase price multiple because it is based solely on data made available to us in the diligence process in connection with the European portfolio acquisition and is not calculated in accordance with GAAP and includes adjustments to operating expenses based on our expectations for the European portfolio going forward. Our experience operating the European portfolio may change our expectations with respect to the anticipated 2016 full-year EBITDA. In addition, the actual 2016 full-year EBITDA for the European portfolio may differ from our expectations based on numerous other factors, including potential difficulties encountered in the integration process, fewer synergies than anticipated or delays in achieving such synergies, unanticipated incremental general and administrative expenses, the results of our final purchase price allocation, difficulties collecting anticipated revenue, tenant bankruptcies, property tax reassessments and unanticipated expenses at the properties that we cannot pass on to tenants, as well as the risk factors set forth in this Current Report and the other documents we file with the SEC. We can provide no assurance that the actual 2016 full-year EBITDA for the European portfolio will be consistent with the anticipated 2016 full-year EBITDA used to estimate the purchase price multiple set forth in this Current Report.

In addition, our estimate of 2016 full-year EBITDA for the European portfolio is not calculated in the same manner in which we calculate EBITDA or Adjusted EBITDA with respect to our company in other documents that we may make available to investors on our website or otherwise or furnish in Current Reports on Form 8-K filed with the SEC from time to time. As a result, 2016 full-year EBITDA for the European portfolio may not be a useful tool for investors to evaluate or compare the European portfolio’s EBITDA to our company’s EBITDA or Adjusted EBITDA.

We are acquiring a leasehold interest in seven of the eight European portfolio properties and our rights with respect to such properties will be significantly less than if we were acquiring a fee interest.

We are acquiring a leasehold interest in seven of the eight properties in the European portfolio. The weighted average lease term remaining for the seven leased properties is approximately 23 years, assuming the exercise of any lessee extension options. Upon expiration, we may be unable to renew these leases on favorable terms, or at all, which could adversely affect our ability to realize the anticipated benefits of the European portfolio acquisition. If we are not able to renew the leases at any of the leased European portfolio properties, the costs of relocating the equipment in such data centers and developing a new location into a high-quality data center could be prohibitive. We could lose customers due to the disruptions in their operations caused by any relocation. We could also lose those customers that choose our data centers based primarily on their locations.

The landlords of the leased properties may have certain contractual or statutory rights that limit our use of the leased properties or operational flexibility with respect to such properties, including our ability to redevelop, expand or otherwise modify such properties. The exercise of such rights could result in termination of the leases. In addition, certain of the leasehold interests are subordinated to senior debt such as mortgages, which, if we fail to obtain a non-disturbance agreement or tenant easement, could foreclose on our real property interests if the underlying property owner defaults on the mortgage and, as a result, the lease could be terminated. There can be no assurance that we will be able to obtain non-disturbance agreements or tenant easements from the lenders of the third party landlords.

We may be subject to unknown or contingent liabilities related to the European portfolio properties for which we may have no or limited recourse against the sellers.

The European portfolio may be subject to unknown or contingent liabilities for which we may have no or limited recourse against the sellers. Unknown or contingent liabilities might include liabilities for clean-up or remediation of environmental conditions, claims of customers, vendors or other persons dealing with the acquired entities, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise. The definitive agreement pursuant to which we agreed to acquire the European portfolio properties contain certain representations and warranties from the sellers, as well as certain indemnification obligations. However, such indemnification obligations are subject to certain minimums, maximums, exclusions and expirations. There can be no assurance that we will recover any amounts with respect to losses due to breaches of the sellers’ representations and warranties. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with the European portfolio may exceed our expectations, which may adversely affect our business, financial condition and results of operations.

If we do not complete the European portfolio acquisition, we will have incurred substantial expenses without our stockholders realizing the expected benefits.

If we are unable to complete the European portfolio acquisition, we will have incurred significant due diligence, legal, accounting and other transaction costs in connection with the European portfolio acquisition without our stockholders realizing the anticipated benefits. We cannot assure you that we will acquire the European portfolio because the proposed European portfolio acquisition is subject to a variety of factors, including the satisfaction of customary closing conditions and approval by the European Commission, as well as completion of the works council consultation process in the Netherlands.

United States Federal Income Tax Considerations

The information included in this Current Report on Form 8-K under the heading “United States Federal Income Tax Considerations” and the information in Exhibit 99.3 hereto supersedes, in its entirety, the discussion under the heading “United States Federal Income Tax Considerations” in the Registration Statement on Form S-3 of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. (File Nos. 333-203535 and 333-203535-01) filed with the Securities and Exchange Commission on April 20, 2015.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Articles of Amendment of Digital Realty Trust, Inc.

99.1	Press release, dated May 16, 2016 announcing the European portfolio acquisition.

99.2	Press release, dated May 16, 2016 announcing an underwritten public offering of common stock in connection with certain forward sale agreements.

99.3	United States Federal Income Tax Considerations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: May 16, 2016

Digital Realty Trust, Inc.

By:	/s/ Joshua A. Mills
Joshua A. Mills
Senior Vice President, General Counsel and Secretary

Digital Realty Trust, L.P.

By:	Digital Realty Trust, Inc.
Its general partner

By:	/s/ Joshua A. Mills
Joshua A. Mills
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Amendment of Digital Realty Trust, Inc.

99.1	Press release, dated May 16, 2016 announcing the European portfolio acquisition.

99.2	Press release, dated May 16, 2016 announcing an underwritten public offering of common stock in connection with certain forward sale agreements.

99.3	United States Federal Income Tax Considerations.